Letter to Shareholders 3Q22 The Abernathy Family Valdosta, Georgia Exhibit 99.2

Dear Shareholders, Much has changed around us, including an interest rate change not seen in forty years, sharply declining home prices and transaction velocity, and a backdrop of macro volatility across many sectors. What hasn’t changed through this storm is our conviction that the current process of buying and selling real estate is broken, and that we will be the category winner by enabling a seamless way to buy, sell, and move with just a mobile device. Navigating a once-in-forty-years market transition has been anything but easy. It has required us to operate with urgency and discipline to manage risk and overall inventory health at the expense of margins. Despite the challenges, we’ve been able to increase the resale velocity of our existing inventory and have significantly increased spreads on new acquisitions. These actions ensure we are prioritizing sell-through to improve the health of our inventory on a resale basis, and that our post-Q2 acquisition cohorts are positioned to perform inline with our contribution margin targets. Most importantly, we believe we are well-capitalized with the balance sheet to navigate this rapid market transition. Against this backdrop, we are pulling forward our roadmap with the launch of our marketplace, Exclusives, which connects buyers and sellers of a home. Since our first funding round, we have envisioned Opendoor as the central transaction layer, built first by owning and transacting inventory ourselves, with a plan to launch a marketplace once we’ve built a supply and demand network of customers transacting directly with Opendoor. A few quarters ago, we began building those pathways with Exclusives Listings, an e-commerce-like experience to buy an Opendoor home directly from us, pre-market and completely streamlined. Today, more than 20% of our homes listed on Exclusives go into contract within 14 days, demonstrating the strong momentum we’re driving with our direct buyer base. Furthermore, for the past four years, we’ve been onboarding many of the largest real estate investors to our platform. This year, this direct institutional buyer pool has purchased more than 10% of our homes, including over 1,800 homes where we had a contract to resell before we closed with our sellers. This gives us the unique opportunity to instantly match hundreds of thousands of our sellers with our growing buyer network 2 A Note from Eric Our Mission Powering life’s progress, one move at a time and robust real estate investor base, leveraging our platform to seamlessly transact. While no one wishes for a housing downturn, this moment has us moving aggressively towards our vision for the future, which is a trusted marketplace enabling transactions directly between buyers and sellers. This is a crucible moment. Companies without the conviction, perseverance, and capital will not be able to weather the storm. Those that can navigate this moment successfully will emerge as generational companies, gaining market share and building and inventing the future platforms on which we will operate. We intend on building that generational company. Eric Wu, Co-Founder & CEO 3 A Note from Eric

3Q22 ● Revenue of $3.4 billion, up 48% versus 3Q21; with 8,520 total homes sold, up 42% versus 3Q21 ● Gross (loss) profit of $(425) million, which reflects an inventory valuation adjustment of $573 million, versus $202 million in 3Q21; gross margin of (12.6)%, versus 8.9% in 3Q21 ● Net loss of $(928) million, versus $(57) million in 3Q21 ● Adjusted Net Loss of $(328) million, versus $(18) million in 3Q21 ● Contribution (Loss) Profit of $(22) million, versus $169 million in 3Q21; Contribution Margin of (0.7)%, versus 7.5% in 3Q21 ● Adjusted EBITDA of $(211) million, versus $35 million in 3Q21; Adjusted EBITDA Margin of (6.3)%, versus 1.5% in 3Q21 ● Inventory balance of 16,873 homes, representing $6.1 billion in value, down 3% versus 3Q21 ● Purchased 8,380 homes, down 45% versus 3Q21 ● Ended the quarter with 2,259 homes under contract for purchase, down 64% versus 3Q21 Key Highlights 4

5 Courtney Dent Pflugerville, Texas When Courtney Dent started looking for a new home outside of Austin, Texas, she quickly realized that this search was going to be a daunting task. In Pflugerville, there were many obstacles in her way: low inventory, tough competition from cash bidders, and a dramatic increase in home prices since her last purchase a few years prior. Having sold her home previously to Opendoor while going through a divorce, Courtney decided to try her luck with Opendoor again, and that’s when she discovered Opendoor Exclusives. Courtney's main priority was staying in the neighborhood that they loved so much in order to maintain a sense of familiarity for her daughter, Dayla, who was about to start middle school. As luck would have it, Courtney’s friend spotted a home for sale right by their walking trail with an Opendoor Exclusives sign in the yard, and she texted Courtney immediately. Courtney was under contract that very same day. She still remembers the joy of picking up Dayla from school that afternoon and taking her to the new house. In her words, “it was great to be able to say, ‘Mom’s still got you. We're going to make this work.’ It meant a lot that I was able to secure the house.” Courtney couldn’t believe how quick and simple it was to go under contract on the home. She was able to avoid the stress of seller negotiations as all homes listed on Exclusives have a fixed, buy-it-now price. Furthermore, Courtney felt assured knowing that if the appraisal came back under the asking price, Opendoor would meet the price. At home in their new house in Pflugerville, Courtney expressed gratitude that she was able to stay in the community she loves so much, thanks to Opendoor Exclusives. She tells family and friends “what an amazing way it is to buy a home.” “Without Opendoor, I would have never been able to get this home. I'm so incredibly grateful and just overjoyed that I get to live in this house and in the neighborhood that I love.” - Courtney Dent

Two Core Product Offerings 1P product & 3P product 6 With heightened market uncertainty comes the opportunity to rethink and evolve the status quo. To that end, we are aligning the business around two core product offerings that we believe will drive our growth and profitability in this next chapter. We are aiming towards a future where both first-party (1P) and third-party (3P) sales take place exclusively on our platform, centering around our vision to enable a simple, certain, and fast transaction without the traditional process. Specifically, a first-party transaction is where we purchase the home directly from the seller and resell the home to a buyer, a third-party transaction is where we connect the seller with one of our buyers and facilitate the transaction without acting as a principal, and together, these two product offerings will leverage our centralized platform capabilities. 1P PRODUCT Given the highly volatile macro conditions, we are focused on four key areas for our 1P business: 1. Selling through existing inventory in a disciplined and expeditious way 2. Ensuring healthy new acquisition cohorts 3. Executing on operational changes to improve unit economics 4. Reducing our cost structure First, our top priority is to accelerate the resale of homes we made offers on before the housing market reset, also referred to as our “Q2 Offer Cohort”. As of the end of Q3, we had sold through or were in resale contract on over 40% of the Q2 Offer Cohort and expect to be at approximately 65% by year-end. While this will come at the expense of margin losses in the short-term, it will enable us to put these losses behind us as expeditiously as possible and proceed with what we believe will be a fresh, lower risk, and better-performing book of inventory. As such, we have accelerated our clearance rate (defined as the percentage of listed homes that go into contract per day) versus the market to more than double that of a quarter ago. We have also improved our buyer cancellation rate between contract and close of escrow by 20% versus Q2, while the market cancellation rate expanded by 13%. Second, we are focused on growing new acquisitions at spreads that enable positive contribution margins. For example, our projected Business Highlights % of Q2 Offer Cohort Expected to be Sold or in Resale Contract by Year-End ~65%

Business Highlights

contribution margin for homes offered on in July, August, and September is within our annual target range of 4 to 6%. We are confident in the health of our new acquisition cohorts and expect to deliver contribution margins commensurate with our targets on homes that we made offers on post the market reset.

Third, we are executing on operational and platform changes designed to increase our resale volumes and reduce inventory hold times longer term. An example of this is that we have reduced the time needed to repair and prepare the home for listing from an average of 23 days in Q1 to 15 days in Q3. This was enabled in part by the 70% year-over-year increase in our renovation productivity (as measured by renovation spend per day, per home project manager), which also gives us the added flexibility to tailor repairs and renovations to market conditions. This, alongside dozens of operational improvements, is designed to enable us to increase our transaction velocity against macro headwinds.

Last, we are significantly reducing our costs. In light of ongoing market uncertainty and our risk-off stance, we have scaled back our operational capacity on a run-rate basis by approximately 25% versus Q2, and have reduced marketing spend by over 40%. Furthermore, we announced yesterday that we are reducing our workforce by approximately 18% across all business functions.

Ultimately, the combination of a product that customers love and need, the ability to increase spreads to ensure sustainable margins, and our strong balance sheet positions us to not only weather this market transition but thrive as the market recovers.

3P PRODUCT

When we look forward ten years, we envision that buying and selling a home will almost certainly be similar to or the same as booking a flight, buying a car, or hailing a ride. Consumers will be able to transact directly with each other on a managed marketplace powered by a company that ensures trust, certainty, ease, and quality. There will be no unnecessary costs, delays, or multiple counterparties to manage, and there will be transparency, speed, and control over the entire process.

Today, we are officially launching that marketplace in Dallas-Fort Worth and Austin, under the brand umbrella of Opendoor Exclusives.

YoY Renovation Productivity Improvement

70%

3P Product - Opendoor Exclusives


10:17
Opendoor
Review your offers
4 new offers on 125 W Muriel Dr
Opendoor cash offer
$653,210
Offer details
Buyer offers
Just Now
$660,000 +$8,070
S.Y. in Austin, TX
Yesterday
$660,000 +$6,790
M.B. in Houston, TX

7

Now our sellers can connect directly with our buyers to transact without the hassle and complexity of a traditional listing. Earlier this year, we announced the launch of the buy side of the marketplace, our e-commerce experience to directly buy an Opendoor-owned home - and we are now opening up this platform to our home sellers. What underpins our conviction is years of being one of the largest buyers and sellers of homes and the capabilities that we’ve built, which enable us to bring together hundreds of thousands of our home sellers with unique homes and our growing base of home buyers. For home buyers, we are building the experience they deserve, and what we believe as a far better way to help future homeowners accomplish their goals. Each of our homes comes with transparent, buy-it-now pricing and an Appraisal Price Match Guarantee, meaning if the home appraises for less, we’ll bridge the gap for buyers up to $50,000. On top of that, we are able to provide significant savings on every home. We believe these features dramatically simplify the process, give buyers more confidence around paying the right price, and make purchasing more affordable. For home sellers, we’re aiming to make the sales experience just as easy as selling to Opendoor. Homeowners can request an offer from our network of buyers, on top of an Opendoor offer, and sell in minutes without the need for repairs, extensive home prep, or months of open houses or listings. The experience end-to-end is designed to put home sellers in control, with no upfront commitment, flexibility to close early, and certainty of close. Outside of significantly improving the consumer experience over a traditional listing, we believe this marketplace will reduce our inventory exposure, capital intensity, and macro risk. It will also expand our target audience from sellers within our buybox that will accept our price to all sellers who are looking for a better alternative than what exists today. Furthermore, it will give buyers and investors a differentiated reason to shop with Opendoor, which is our access to thousands of unique homes that can be easily purchased directly. In terms of business goals, we are charging a 5% service fee for each third-party transaction, in addition to monetizing services, such as our captive title and escrow. Given the early traction we’ve seen with both buyers and investors, we aim to have over 30% of total transactions via our Exclusives marketplace by the end of 2023. We believe this will 8 % of Exclusives Homes in Contract Within 14 days Business Highlights >20%

not only contribute meaningful unit margins and flow through to the bottom line but enable us to grow rapidly and capital-efficiently for years to come. In summary, we have built a 1P transaction platform that can process significant volume and deliver a level of experience unmatched by others. We will continue to drive scale through our 1P product and position the new book of inventory we’re building to perform in line with our target margins. We will also accelerate the trajectory of our 3P marketplace business, leveraging the capabilities and advantages that we have built and refined over the past nine years. 9 Business Highlights

Our financial results reflect our actions to navigate the impact of the once-in-forty-years rate move on US housing. We took a series of actions in the second quarter to manage risk and overall inventory health, including driving expedient inventory sell-through, reducing acquisition pace, and widening acquisition spreads, which we continued to execute against in the third quarter. In addition, we are actively reducing our overall cost structure in this environment. The decisions that we made in Q2 are resulting in lower contribution margins in the second half. We think it is important to keep in mind that we have guided to a 4 to 6% annual contribution margin target since we went public. For fiscal 2022, based on our Q4 guidance, we expect to generate over $530 million in Contribution Profit1, or 3.5% Contribution Margin, despite the uncertain macro environment. Based on the actions we’re taking, we expect to emerge from the current market transition as an even more agile and resilient business. GROWTH In the third quarter, we exceeded the high end of our revenue guidance by nearly 30% and delivered $3.4 billion of revenue, representing 48% growth year-over-year. In light of the seasonal slowdown that typically occurs at year-end, we made the decision to accelerate the pace of sell-through in Q3 and further manage our balance sheet risk via price reductions across our existing inventory. We sold 8,520 homes in the quarter, while resale contracts were essentially flat in Q2 and Q3 at approximately 13,000 per quarter, reflecting our focus on selling inventory before the annual seasonal slowdown in Q4. Revenue per home sold was up 4% as compared to the same period last year. As a reminder, spreads charged at the time of offers made from March to June 2022 were lower than where spreads were by the 10 Financial Highlights 3Q22 Revenue $3.4 billion Key Objectives for 2H22 Risk management and inventory health 3Q22 Homes Sold 8,520 3Q21 4Q21 1Q22 2Q22 3Q22 9,020 5,988 9,794 12,669 8,520 10,482 1.Opendoor has not provided a quantitative reconciliation of forecasted Contribution Profit to forecasted GAAP gross profit within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment, which could materially affect the computation of forward-looking GAAP gross profit (loss), is inherently uncertain and depends on various factors, some of which are outside of the Company’s control.

time we closed on those homes in Q2 and Q3 given the sharp change in forecasted home prices. We refer to those homes priced before the housing market reset as the “Q2 Offer Cohort”. Notwithstanding the change in spreads, we made the decision to stand by our customer commitments. This was not a decision that we made lightly but one enabled by our strong capital position that we believe will benefit our brand long-term. Given our risk management priorities amidst market uncertainty, we intentionally slowed our pace of acquisitions via higher spreads embedded in our acquisition offers and significantly lower marketing spend. As a result, we closed on 8,380 homes, down 45% year-over-year and 41% from the previous quarter. More significantly, we reduced our acquisition contract pace in Q3 by 73% quarter-on-quarter. While we are managing inventory risk during a period of uncertainty, one of the structural advantages of our business is that we can adjust spreads rapidly based on changing market conditions to deliver on margin targets. In the current environment, we are being disciplined and continuing to operate with high spreads to account for expected home price depreciation and market uncertainty. UNIT ECONOMICS GAAP gross profit was $(425) million and (12.6)% of revenue in 3Q22, versus $202 million and 8.9% of revenue in 3Q21. Adjusted gross profit was $110 million and 3.3% of revenue in 3Q22, versus $233 million and 10.3% of revenue in 3Q21. Contribution Profit was $(22) million in the quarter, versus $169 million in 3Q21. Contribution Margin was (0.7)% versus 7.5% in 3Q21. Our unit margins reflected the impact of pricing actions taken in Q2 and Q3, much of which will persist into Q4. We implemented price drops across our inventory to be in line with the market, which drove higher sell-through and lower margins on our resales. In addition to the flow-through from lower gross profit margins, selling costs as a percentage of revenue increased sequentially this quarter primarily as a result of agent commission bonuses for homes that closed in the quarter. These incentives enabled us to pull forward additional clearance of homes that would have otherwise been realized in Q4 and further reduce our inventory balance. 11 Financial Highlights ($ in millions) 3Q21 4Q21 1Q22 2Q22 3Q22 3Q22 Homes Acquired 8,380 15,181 9,639 9,020 8,380 14,135

NET INCOME AND ADJUSTED EBITDA GAAP Net Loss was $(928) million in 3Q22 versus $(57) million in 3Q21. Adjusted Net Loss was $(328) million in 3Q22, versus $(18) million in 3Q21. The primary difference between this metric and GAAP Net Loss this quarter was driven by inventory valuation adjustments of $573 million on homes in inventory as of the end of Q3. This adjustment is based on forward projections that embed assumptions about future market conditions including additional downside to continued home price depreciation, transaction volume declines and lower clearance rates. We believe that we have taken a conservative forward view to reset expectations on our existing book. As homes with losses are sold, this valuation adjustment will unwind in future quarters alongside homes that we expect will generate realized gains. We manage a large, diversified portfolio business, not dissimilar to an equity portfolio, where we realize gains and losses on homes each quarter. Adjusted Net Income or Loss reflects the earnings from realized gains and losses on the homes sold in a particular period. The inventory valuation adjustment reflects the expected losses (inclusive of $142 million of expected selling costs) on the homes in inventory as of the end of Q3, without taking into account the offset of any gains expected to be realized. This is akin to looking at equity portfolio performance based only on unrealized losses, exclusive of any unrealized gains. Hence, Adjusted Net Loss is the most appropriate metric to judge realized portfolio results as it isolates the operating performance of our business from changes in home inventory and represents earnings on the homes sold in a particular quarter including both realized gains and losses. Adjusted EBITDA was $(211) million in 3Q22 compared to $35 million in 3Q21. As a percentage of revenue, Adjusted EBITDA was (6.3)% in 3Q22 versus 1.5% in 3Q21. Adjusted EBITDA came in below our guidance of $(175) million because we decided to accelerate inventory sell-through which resulted in lower unit margins. Financial Highlights

Financial Highlights

INVENTORY

We ended Q3 with 16,873 homes in inventory on our balance sheet, representing $6.1 billion in value. As of September 30, 2022, 21% of our homes were listed on the market for more than 120 days, compared to 15% of the homes in the overall market, adjusted for our buybox. The sequential increase versus Q2 reflects the current mix of our inventory portfolio, which is skewed to longer-dated homes given the substantial reduction in our acquisition pace. This inventory mix will in turn shift our resale mix near-term to longer-owned homes that generally yield lower margins.

OTHER BALANCE SHEET ITEMS

We believe our balance sheet and substantial capital position provide us the flexibility to manage for near-term inventory health and to make prudent, long-term oriented decisions. As of the end of the third quarter, we had $11.8 billion of borrowing capacity, of which $8.6 billion or over 70% was committed, meaning lenders are contractually obligated to fund subject to applicable terms and conditions. We have built our capital structure on having committed lending capacity from a diversified lender base with staggered rolling maturities, and we continue to extend our existing lending facilities. As an example, in October 2022, we closed an amendment to an existing facility and increased capacity from $750 million to $1 billion and extended the final maturity by 17 months with only a modest change in the cost of funds. Given that we knew that the Q2 Offer Cohort was going to have lower margins, we recently negotiated and closed two new dedicated financing facilities for lower margin, longer-duration homes with two of our existing lenders with borrowing capacity of over $700 million. These facilities will give us the flexibility to optimize how and when we sell the Q2 Offer Cohort homes, while allowing us to maintain more consistent performance in our other financing facilities.

We ended the third quarter with $1.5 billion in unrestricted cash, cash equivalents, and marketable securities. In addition, we have approximately $1.5 billion of equity invested in our homes, comprised of $349 million in unlevered homes and $1.1 billion in homes financed in our property facilities. We are currently in the process of financing the unlevered homes that were temporarily funded with 100% equity under our new Q2 Offer Cohort lending facilities which will release additional unrestricted cash.

3Q22 Resale Revenue Mix Based on Days of Ownership


83%
17%
57%
43%
< 120 Days Owned
120+ Days Owned
3Q21
3Q22

3Q22 Borrowing Capacity

$11.8 billion

3Q22 Cash, Cash Equivalents, and Marketable Securities

$1.5 billion

3Q22 Equity Invested in Homes

$1.5 billion

13

Amidst the current operating environment, it’s worth highlighting not only the size of our capital position but the mechanics of our asset-based financing facilities, which provide resilience during market downturns. Our facilities do not have mark-to-market provisions or margin call features, and we generally do not bear refinancing risk on our current portfolio as the expected liquidation timeline tends to be significantly shorter than the duration of our financing. Availability of financing and cost are known at the time we enter into an acquisition contract on a home. At the parent level, we have limited financial maintenance covenants, such as minimum liquidity and tangible net worth. We have substantial cushion relative to where these covenant levels are set today. Advance rates are set on the initial funding date for a given property based on the lower of our cost basis and a third-party valuation (typically a broker price opinion). Advance rates range from 70% to 90% against our cost basis on our senior facilities and 95% to 100% on our mezzanine facilities. There is typically a step-down in advance rates for properties held greater than six months of about 5% for each additional month. We believe that our financing structure, combined with our strong cash balance, provides us with the financial flexibility to support our inventory and navigate this period of macro transition. HOUSING MACRO The residential real estate market continues to be dominated by concerns of elevated inflation, rising rates, and increasing probability of recession. In response to persistent inflationary pressures, the Fed has implemented four 75-basis point hikes in target rates since June 2022, marking the most aggressive response by the Fed since the early 1980s. These actions have pushed long-term rates higher with mortgage rates following suit. Thirty-year fixed mortgage rates reached a decade-high average level of 5.6% in the third quarter, relative to an average rate of 3.8% as of Q1 of this year. Mortgage rates have continued their rise since then, reaching over 7% in late October - a level last seen in the early 2000s. The ensuing decline in housing affordability has driven a significant pullback in home buyer demand, which precipitated a slowdown in both transaction velocity and home price appreciation (HPA) from Financial Highlights 3Q21 4Q21 1Q22 2Q22 3Q22 3Q22 Avg. 30-Year Fixed Mortgage Rate 5.6% 2.9% 3.1% 3.8% 5.6% 5.3% 14

close-to-record highs observed as recently as May of this year. While we had long anticipated a slowdown in the housing market from peak levels, the speed of adjustment realized earlier this year was much faster than expected and sharper than typical seasonal trends. Transaction volumes as of the end of Q3 were down 23% versus the year prior2 with most of the decline taking place since April of this year3. That said, transaction volumes as of the end of Q3 are consistent with 2014 levels, with 2021, in particular, being an outlier compared to recent history. While housing inventories remain at close to all-time lows4, declining volumes have reduced the rate of market clearance, defined as the percentage of listed homes that go into contract per day. Within the markets where Opendoor operates, clearance rates were pacing at near all-time highs in April of this year but have since declined to 2019 levels into what is normally a slower clearance period given housing market seasonality (see chart in the Appendix). These volume declines have resulted in weaker price dynamics. As we mentioned in our 2Q22 shareholder letter, we typically observe a gradual decline in month-over-month HPA to zero or slightly negative in the back half of the year given housing seasonality. In contrast, the speed with which it got there this year from peak levels early in Q2 was faster than our expectation and sharper than typical seasonal home price declines. For example, we saw one-month HPA (non-seasonally adjusted, weighted by Opendoor’s markets) move from approximately 300 basis points per month in early May to negative 100 basis points in mid July. We have continued to observe a flattening of the month-over-month change in HPA at negative 100 to 150 bps per month since July (see chart in the Appendix). Looking ahead, the housing market will continue to be impacted by the path of inflation and whether the Fed decides to enact rate increases that are larger or longer than what is currently priced into future rate curves. In light of this ongoing macro uncertainty, we will continue to operate the 1P business with a “risk-off” bias. 15 Financial Highlights 2. Monthly SAAR numbers for single-family existing home transactions are from NAR. September 2021 SAAR volumes were 5.48 million homes compared to 4.22 homes for September 2022. 3. The reading for April 2022 was 4.98 million homes, for a decline of approximately 15% from April to September 2022. 4. Inventory for single-family existing homes per NAR data for September 2022 was reported at 1.11 million homes, lower than any September of any other year since 1982, except for 2021, where the reading was 1.09 million homes.

GUIDANCE We expect the following results for the fourth quarter of 2022: ● Revenue is expected to be between $2.3 and $2.5 billion. ● Adjusted EBITDA5 is expected to be between $(355) and $(335) million. ● Stock-based compensation is expected to be in the range of $55 to $60 million. We expect to have sold or have under resale contract approximately 65% of the Q2 Offer Cohort by year-end. Contribution margins will reflect our resale mix of longer-dated, lower margin homes. While newly acquired homes are performing in line with target expectations, our new book of inventory will be of insufficient scale to offset the negative margin profile of the Q2 Offer Cohort given our current acquisition volume pacing. In addition to this resale mix profile, we expect to see typical seasonal softness in the fourth quarter as we do every year, which marks annual lows for resale activity and margins as buyer demand wanes in November and December. In addition to our unit margin outlook, our Adjusted EBITDA guide reflects our current cost structure relative to the scale we’re currently operating at. Given reduced volume pacing, we have taken various actions to drive down our costs, including the workforce reduction we announced yesterday. We expect to incur a one-time charge of approximately $15 million in Q4 related to post-employment benefits to support the teammates who are impacted by the reduction. In summary, while we’re fortunate to be in a strong financial position, the current macro environment remains volatile and will require us to be highly responsive to market dynamics and to operate with tremendous discipline. The actions we’re taking are reflective of our commitment to returning the business to operating free cash flow positive and building a profitable, generational company. 16 Financial Highlights 5. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. 4Q22 Adjusted EBITDA5 Guidance ($355) to ($335) million 4Q22 Revenue Guidance $2.3 to $2.5 billion FY22 Contribution Profit Based on 4Q22 Guidance $530+ million

17Raleigh-Durham, NC Eric Wu, Co-Founder & CEO Carrie Wheeler, CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on November 3, 2022 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. November 4, 2022 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

19 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, business strategy and plans, market opportunity and expansion and objectives of management for future operations. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “will”, or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward- looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this shareholder letter, including but not limited to our public securities’ potential liquidity and trading; our ability to raise financing in the future; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; the impact of the regulatory environment and complexities with compliance related to such environment; various factors relating to our business, operations and financial performance, including, but not limited to, the impact of the COVID-19 pandemic on our ability to grow market share; our ability to respond to general economic conditions, and the health of the U.S. residential real estate industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022, and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 20 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution (Loss) Profit, Contribution (Loss) Profit After Interest, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit, Contribution (Loss) Profit and Contribution (Loss) Profit After Interest To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution (Loss) Profit and Contribution (Loss) Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution (Loss) Profit and Contribution (Loss) Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution (Loss) Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution (Loss) Profit After Interest further impacts gross (loss) profit by including senior interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period. Adjusted Gross Profit, Contribution (Loss) Profit and Contribution (Loss)Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross (loss) profit. 21 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross (loss) profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution (Loss) Profit / Margin We calculate Contribution (Loss) Profit as Adjusted Gross Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution (Loss) Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution (Loss) Profit helps management assess inflows and outflows directly associated with a specific resale cohort. Contribution (Loss) Profit / Margin After Interest We define Contribution (Loss) Profit After Interest as Contribution (Loss) Profit, minus interest expense under our non- recourse asset-backed senior debt facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our asset-backed senior debt facilities are secured by our real estate inventory and cash. In addition to our senior debt facilities, we use a mix of debt and equity capital to finance our inventory and that mix will vary over time. We expect to continue to evolve our cost of financing as we include other debt sources beyond mezzanine capital. As such, in order to allow more meaningful period over period comparisons that more accurately reflect our asset performance rather than our evolving financing choices, we do not include interest expense associated with our mezzanine term debt facilities in this calculation. Contribution Margin After Interest is Contribution (Loss) Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution (Loss) Profit After Interest helps management assess Contribution Margin performance, per above, when burdened with the cost of senior financing. 22 Definitions

23 Adjusted Net (Loss) Income and Adjusted EBITDA We also present Adjusted Net (Loss) Income and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non- recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue. Adjusted Net (Loss) Income and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net (Loss) Income as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, warrant fair value adjustment, and intangibles amortization expense. It also excludes non-recurring gain on lease termination, payroll tax on initial RSU release, and legal contingency accrual and related expenses. Adjusted Net (Loss) Income also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net (Loss) Income does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net (Loss) Income adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

24 Three Months Ended September 30, Nine Months Ended September 30, 2022 2021 2022 2021 REVENUE $ 3,361 $ 2,266 $ 12,710 $ 4,199 COST OF REVENUE 3,786 2,064 12,114 3,741 GROSS (LOSS) PROFIT (425) 202 596 458 OPERATING EXPENSES: Sales, marketing and operations 260 153 812 319 General and administrative 85 91 323 503 Technology and development 40 27 121 102 Total operating expenses 385 271 1,256 924 LOSS FROM OPERATIONS (810) (69) (660) (466) WARRANT FAIR VALUE ADJUSTMENT — 3 — 12 INTEREST EXPENSE (115) (43) (272) (70) OTHER (LOSS) INCOME – Net (2) 53 (20) 54 LOSS BEFORE INCOME TAXES (927) (56) (952) (470) INCOME TAX EXPENSE (1) (1) (2) (1) NET LOSS $ (928) $ (57) $ (954) $ (471) Net loss per share attributable to common shareholders: Basic $ (1.47) $ (0.09) $ (1.53) $ (0.80) Diluted $ (1.47) $ (0.09) $ (1.53) $ (0.80) Weighted-average shares outstanding: Basic 629,535 603,389 624,581 585,854 Diluted 629,535 603,389 624,581 585,854 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

25 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) September 30, 2022 December 31, 2021 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 1,327 $ 1,731 Restricted cash 1,752 847 Marketable securities 178 484 Escrow receivable 154 84 Mortgage loans held for sale pledged under agreements to repurchase — 7 Real estate inventory, net 6,093 6,096 Other current assets ($1 and $4 carried at fair value) 80 91 Total current assets 9,584 9,340 PROPERTY AND EQUIPMENT – Net 62 45 RIGHT OF USE ASSETS 43 42 GOODWILL 62 60 INTANGIBLES – Net 7 12 OTHER ASSETS 26 7 TOTAL ASSETS $ 9,784 $ 9,506 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 209 $ 137 Non-recourse asset-backed debt - current portion 3,372 4,240 Other secured borrowings — 7 Interest payable 14 12 Lease liabilities - current portion 6 4 Total current liabilities 3,601 4,400 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 3,699 1,862 CONVERTIBLE SENIOR NOTES 957 954 LEASE LIABILITIES – Net of current portion 39 42 Total liabilities 8,296 7,258 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 632,513,135 and 616,026,565 shares issued, respectively; 632,513,135 and 616,026,565 shares — — Additional paid-in capital 4,152 3,955 Accumulated deficit (2,659) (1,705) Accumulated other comprehensive loss (5) (2) Total shareholders’ equity 1,488 2,248 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 9,784 $ 9,506

26 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Nine Months Ended September 30, 2022 2021 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (954) $ (471) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash used in operating activities: Depreciation and amortization  59 30 Amortization of right of use asset 6 6 Stock-based compensation 178 465 Warrant fair value adjustment — (12) Gain on settlement of lease liabilities — (5) Inventory valuation adjustment 663 32 Change in fair value of equity securities 36 (51) Net fair value adjustments and loss on sale of mortgage loans held for sale (1) (3) Origination of mortgage loans held for sale (118) (154) Proceeds from sale and principal collections of mortgage loans held for sale 128 142 Changes in operating assets and liabilities: Escrow receivable (70) (120) Real estate inventory (663) (5,806) Other assets — (50) Accounts payable and other accrued liabilities 73 102 Interest payable 4 3 Lease liabilities (6) (12) Net cash used in operating activities (665) (5,904) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (33) (23) Purchase of intangible assets — (1) Purchase of marketable securities (28) (459) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 293 86 Purchase of non-marketable equity securities (25) (15) Proceeds from sale of non-marketable equity securities 3 — Capital returns of non-marketable equity securities 3 — Acquisitions, net of cash acquired (3) (20) Net cash provided by (used in) investing activities 210 (432) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of convertible senior notes, net of issuance costs — 953 Purchase of capped calls related to convertible senior notes — (119) Proceeds from exercise of stock options 4 11 Proceeds from issuance of common stock for ESPP 2 — Proceeds from warrant exercise — 22 Proceeds from the February 2021 Offering — 886 Issuance cost of common stock — (29) Proceeds from non-recourse asset-backed debt 9,160 7,782 Principal payments on non-recourse asset-backed debt (8,179) (2,837) Proceeds from other secured borrowings 114 151 Principal payments on other secured borrowings (121) (138) Payment of loan origination fees and debt issuance costs (24) (9) Net cash provided by financing activities 956 6,673 NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 501 337 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 2,578 1,506 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 3,079 $ 1,843 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 248 $ 57 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 13 $ 9 Issuance of common stock in extinguishment of warrant liabilities $ — $ (35) RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 1,327 $ 1,359 Restricted cash 1,752 484 Cash, cash equivalents, and restricted cash $ 3,079 $ 1,843

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT, CONTRIBUTION (LOSS) PROFIT AND CONTRIBUTION (LOSS) PROFIT AFTER INTEREST TO OUR GROSS (LOSS) PROFIT

(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended September 30, 2022	Three Months Ended June 30, 2022	Three Months Ended March 31, 2022	Three Months Ended December 31, 2021	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Gross (loss) profit (GAAP)	**$ (425)**	**$ 486**	**$ 535**	**$ 272**	**$ 202**	**$ 596**	**$ 458**
Gross Margin	(12.6)%	11.6 %	10.4 %	7.1 %	8.9 %	4.7 %	10.9 %
Adjustments:							
Inventory valuation adjustment – Current Period(1)(2)	573	82	8	24	31	620	32
Inventory valuation adjustment – Prior Periods(1)(3)	(38)	(12)	(31)	(17)	—	(38)	—
Adjusted Gross Profit	**$ 110**	**$ 556**	**$ 512**	**$ 279**	**$ 233**	**$ 1,178**	**$ 490**
Adjusted Gross Margin	3.3 %	13.2 %	9.9 %	7.3 %	10.3 %	9.3 %	11.7 %
Adjustments:							
Direct selling costs(4)	(100)	(100)	(136)	(99)	(52)	(336)	(96)
Holding costs on sales – Current Period(5)(6)	(14)	(11)	(16)	(12)	(7)	(73)	(19)
Holding costs on sales – Prior Periods(5)(7)	(18)	(23)	(28)	(16)	(5)	(37)	(2)
Contribution (Loss) Profit	**$ (22)**	**$ 422**	**$ 332**	**$ 152**	**$ 169**	**$ 732**	**$ 373**
Homes sold in period	8,520	10,482	12,669	9,794	5,988	31,671	11,931
Contribution (Loss) Profit per Home Sold (in thousands)	**$ (3)**	**$ 40**	**$ 26**	**$ 16**	**$ 28**	**$ 23**	**$ 31**
Contribution Margin	(0.7)%	10.1 %	6.4 %	4.0 %	7.5 %	5.8 %	8.9 %
Adjustments:							
Interest on homes sold – Current Period(8)(9)	(16)	(12)	(16)	(12)	(6)	(74)	(17)
Interest on homes sold – Prior Periods(8)(10)	(18)	(21)	(26)	(13)	(4)	(35)	(1)
Contribution (Loss) Profit After Interest	**$ (56)**	**$ 389**	**$ 290**	**$ 127**	**$ 159**	**$ 623**	**$ 355**
Contribution Margin After Interest	(1.7)%	9.3 %	5.6 %	3.3 %	7.0 %	4.9 %	8.5 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) This does not include interest on mezzanine term debt facilities or other indebtedness.

(9) Represents the interest expense under our asset-backed senior debt facilities incurred during the period presented on homes sold in the period presented.

(10) Represents the interest expense under our asset-backed senior debt facilities incurred during prior periods on homes sold in the period presented.

27

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET (LOSS) INCOME AND ADJUSTED EBITDA TO OUR NET (LOSS) INCOME
(Unaudited)

	Three Months Ended					Nine Months Ended September 30,	
(in millions, except percentages)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021
Net (loss) income (GAAP)	$ (928)	$ (54)	$ 28	$ (191)	$ (57)	$ (954)	$ (471)
Adjustments:							
Stock-based compensation	52	59	67	71	62	178	465
Equity securities fair value adjustment[1]	11	3	22	16	(51)	36	(51)
Warrant fair value adjustment[1]	—	—	—	—	(3)	—	(12)
Intangibles amortization expense[2]	2	3	2	2	1	7	2
Inventory valuation adjustment – Current Period[3][4]	573	82	8	24	31	620	32
Inventory valuation adjustment — Prior Periods[3][5]	(38)	(12)	(31)	(17)	—	(38)	—
Gain on lease termination	—	—	—	—	—	—	(5)
Payroll tax on initial RSU release	—	—	—	—	—	—	5
Legal contingency accrual and related expenses	—	42	3	14	—	45	—
Other[6]	—	(1)	—	1	(1)	(1)	(1)
Adjusted Net (Loss) Income	**$ (328)**	**$ 122**	**$ 99**	**$ (80)**	**$ (18)**	**$ (107)**	**$ (36)**
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles and right of use assets	8	12	9	9	8	29	24
Property financing[7]	102	76	58	62	38	236	57
Other interest expense[8]	13	13	10	10	6	36	14
Interest income[9]	(7)	(6)	—	(1)	—	(13)	(2)
Income tax expense	1	1	—	—	1	2	1
Adjusted EBITDA	**$ (211)**	**$ 218**	**$ 176**	**$ 0.4**	**$ 35**	**$ 183**	**$ 58**
Adjusted EBITDA Margin	(6.3)%	5.2 %	3.4 %	— %	1.5 %	1.4 %	1.4 %

(1) Represents the gains and losses on our financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Includes primarily gain or loss on interest rate lock commitments, gain or loss on the sale of available for sale securities, sublease income, and income from equity method investments.

(7) Includes interest expense on our non-recourse asset-backed debt facilities.

(8) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(9) Consists mainly of interest earned on cash, cash equivalents and marketable securities.

28

29 Appendix

Appendix 1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2130

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Trailing 7-Day MLS Active Listings MLS Data Filtered to OD Markets and Buybox 31 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec